Exhibit 10.30

THIRD AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (“Third Amendment”) is made and entered into as of the 31st day of December, 2008 by and between QUINTILES TRANSNATIONAL CORP., a North Carolina corporation (the “Company”), and DENNIS B. GILLINGS, Ph.D. (“Gillings” or “Executive”).

WHEREAS, the Company, Gillings, and Pharma Services Holding, Inc. are parties to an Executive Employment Agreement dated September 25, 2003 (the “Employment Agreement”);

WHEREAS, all of Pharma Services Holding, Inc.’s rights, obligations, and interests in the Employment Agreement were assigned to the Company and assumed by the Company pursuant to an Assignment and Assumption Agreement among the Company, Gillings, and Pharma Services Holding, Inc. dated March 31, 2006;

WHEREAS, the Company and Gillings amended the Employment Agreement by the Amendment to Executive Employment Agreement, dated February 1, 2008 and the Agreement and Amendment to Employment Agreement, dated November 12, 2008 (the Employment Agreement, as amended, shall hereinafter be referred to as the “Amended Employment Agreement”); and

WHEREAS, the Company and Gillings desire to amend further the Amended Employment Agreement to evidence compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Gillings agree that the Amended Employment Agreement shall be further amended as follows:

1. COMPENSATION. Section 3, COMPENSATION, of the Amended Employment Agreement is amended as follows:

a.	Section 3(ii) is amended by adding the following sentence at the end of that Section immediately prior to the semicolon:

“Any bonus paid to Gillings shall be distributed pursuant to policies as determined by the Company, but in no event later than March 15 of the calendar year following the calendar year in which such bonus was earned.”

b.	Section 3 (iv) is amended by adding the following language before the semicolon:

“; provided that if such dues are paid by reimbursements from the Company to Gillings, all such reimbursements shall be made no later than March 15 of the calendar year following the calendar year in which the expenses were incurred.”

c.	Section 3 (v) is amended by adding the following language before the semicolon:

“;provided that if this automobile benefit is provided by reimbursements from the Company to Gillings, all such reimbursements shall be made no later than March 15 of the calendar year following the calendar year in which the expenses were incurred.”

d.	Section 3 (vi) is amended by adding the following language before the semicolon:

“; provided that all reimbursements for all such expenses shall be made no later than March 15 of the calendar year following the calendar year in which the expenses were incurred.”

e.	Section 3 (vii) is amended by adding the following language before the semicolon:

“; provided that if this benefit is provided by reimbursements from the Company to Gillings, all such reimbursements shall be made no later than March 15 of the calendar year following the calendar year in which the expenses were incurred.”

f.	Section 3 (viii) is amended by adding the following language at the end thereof :

“All reimbursements for such expenses shall be made no later than March 15 of the calendar year following the calendar year in which the expenses were incurred.”

g.	Section 3 (x) is amended by deleting it and replacing it with the following:

“Reimbursement for the additional costs to Gillings, including any additional tax costs associated with such reimbursements, of obtaining health coverage (including without limitation, hospitalization coverage (including major medical) and other health benefits) (“Health Coverage”) following any termination of Gillings’ employment pursuant to Section 4, except termination by the Company pursuant to Section 4(c) (“Cause”), for Gillings and his spouse for his lifetime, and upon his death, for his surviving spouse until her death, in each case such coverage shall be equivalent to that provided by the Company or its subsidiaries to their senior executives. During the applicable COBRA continuation period (“COBRA Benefit Continuation Period”), the Company shall reimburse Gillings or, as applicable, his surviving spouse, for the additional costs of continuing group Health Coverage for the COBRA Benefit Continuation Period. Following the expiration of the COBRA Benefit Continuation Period and continuing for the duration of the period covered by this Section 3(x), Gillings shall also be entitled to be reimbursed for the additional reasonable costs of obtaining equivalent Health Coverage under the Company’s Group Health Plan for Gillings and his spouse through an insurance policy or policies he and/or she purchases on his or her own. Any such coverage shall be secondary to any coverage under which Gillings or his spouse become covered and Gillings agrees to make good faith application to obtain such coverage. Gillings shall bear full responsibility for applying for COBRA coverage and for obtaining coverage under any other insurance policy subject to reimbursement under this Section 3(x), and nothing herein shall constitute a guarantee of COBRA continuation coverage or benefits or a guarantee of eligibility for health related insurance coverage. Reimbursements under this Section 3(x) shall be made on a monthly basis but in no event later than the last day of the calendar year following the year in which the expenses were incurred. Under no circumstances will Gillings be entitled to a cash payment or other benefit in lieu of reimbursements for the actual costs of premiums for Health Coverage hereunder. The amount of expenses eligible for reimbursement during any calendar year shall not be affected by the amount of expenses eligible for reimbursement in any other calendar year.”

2. COMPENSATION AND BENEFITS UPON TERMINATION. Section 5 shall be amended as follows:

a.	The first paragraph of Section 5(b) shall be amended by deleting that portion of it beginning with the second sentence and replacing it as follows:

“Such amount shall be paid in equal monthly installments during the three (3) year period following Gillings’ separation from service, in accordance with the Company’s regular payroll schedule in effect at the time of Gillings’ separation from service, commencing on a payroll date occurring not later than ninety (90) days following Gillings’ separation from service; provided that the first such payment shall be a lump sum in an amount equal to the payments that would have come due since Gillings’ separation from service. Provided further that as soon as practicable following termination, the Company shall secure such payments through a letter of credit or similar arrangement, or deposit the present value of such payments into an escrow arrangement (such letter of credit, similar arrangement or escrow arrangement, the “Escrow Arrangement”) reasonably acceptable to Gillings (including, without limitation, protection against other claims from creditors of the Company). In the event Gillings is required to recognize income tax as a result of the Escrow Arrangement, the Company will release a portion of the severance amounts secured by the Escrow Arrangement sufficient to permit Gillings to pay such taxes, and the severance amounts shall be reduced by the amount so released. In the event the Company does not release a sufficient portion of the Escrow Arrangement to satisfy Gillings’ income tax liabilities and Gillings is subject to penalties due to such underpayment of these income tax liabilities, the Company shall reimburse Gillings for any such penalties and any income taxes due as a result of the Company’s payment to Gillings of the penalties within thirty (30) days of Gillings’ incurring such penalties or taxes. In addition to the obligations of the Company under Sections 3(x), 5(a) and this Section 5(b), for the three (3) year period following termination, Gillings shall be entitled to: (i) payment of an amount equivalent to the monthly automobile allowance in the same amount as Gillings received at the time of termination, such amount being payable in accordance with the Company’s regular payroll schedule in existence at the time of Gillings’ separation from service, commencing on a payroll date occurring not later than ninety (90) days following Gillings’ separation from service; provided that the first such payment shall be in a lump sum in an amount equal to the payments that would have come due since Gillings’ separation from service; and (ii) reimbursement for his expenses, including any additional tax costs associated with such reimbursements, for the following: (aa) dues for continuing membership in any clubs and for which he was receiving reimbursement at the time of termination of his employment; (bb) for tax return preparation, financial planning and consultation, and legal advice in an amount to cover the services equivalent to such services to which Gillings was eligible under Section 3(vii) of this Agreement while employed; (cc) the additional costs incurred (above what Gillings paid at the time of the termination of employment) in obtaining individual long term disability and term life insurance equivalent in coverage to that elected by Gillings at the time of the termination; (dd) the additional costs incurred (above what Gillings paid at the time of the termination of employment) in obtaining dental insurance equivalent in coverage to that elected by Gillings at the time of the termination; and (ee) the additional costs incurred (above what Gillings paid at the time of the termination of employment) in replacing any other perquisites and similar benefits Gillings was receiving immediately prior to his separation from service. Provided that all such reimbursements shall commence not later than ninety (90) days following Gillings’ separation from service and that the first such payment shall be in a lump sum in an amount equal to the payments that would have come due since Gillings’ separation from service. Gillings shall bear full responsibility for applying for available coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “COBRA”) and/or for obtaining coverage under any insurance policy subject to reimbursement under this Section 5(b) and nothing herein shall constitute a guarantee of COBRA continuation coverage or benefits or a guarantee of eligibility for any type of insurance coverage. Reimbursements under this Section 5(b) shall be made on a monthly basis but in no event later than the last day of the calendar year following the year in which the expenses were incurred. Under no circumstances will Gillings be entitled to a cash payment or other benefit in lieu of reimbursements for the actual costs covered under this Section 5(b). The amount of expenses eligible for reimbursement during any calendar year shall not be affected by the amount of expenses eligible for reimbursement in any other calendar year. The compensation and benefits provided to Gillings following termination of employment under this Section 5(b) are hereinafter referred to as “Severance Benefits.” Nothing contained herein, however, shall require that Gillings be treated as an active participant in any plan provided only to active employees of the Company.”

b.	The second paragraph of Section 5(b) shall be amended by deleting the last sentence and replacing it as follows:

“The Company’s obligation to provide the Severance Benefits is conditioned upon Gillings’ execution of a customary release of all claims arising out of Gillings’ employment against the Company and its affiliates and the expiration of any revocation period required by law relating thereto without revocation thereof. The release of claims shall be provided to Gillings within thirty (30) days of his separation from service and Gillings must execute it within the time period specified in the release (which shall not be longer than forty five (45) days from the date of receipt). Such release shall not be effective until any applicable revocation period has expired.”

c.	Section 5(c) shall be amended by deleting it and replacing it as follows:

“The foregoing Severance Benefits are not intended to be a substitute for any available coverage under COBRA for which Gillings may be eligible and such COBRA rights shall commence upon termination of employment, unless otherwise provided by law. Notwithstanding the foregoing, Gillings’ rights to the foregoing benefits shall terminate as to any benefit for which he becomes covered for substantially similar benefits on substantially similar terms through a program of a subsequent employer or otherwise (such as through coverage obtained by Gillings’ spouse) for as long as such coverage continues and provided that such terms are not less favorable to Gillings in any respect.”

3. NONCOMPETITION; CONFIDENTIALITY. Section 6 of the Amended Employment Agreement shall be amended by the addition of the following at the end of Section 6(g):

“Any amounts due Gillings under this Section 6(g) shall be payable monthly in accordance with the Company’s regular payroll schedule in effect at the time of Gillings’ separation from service and shall commence in the month immediately following, as applicable, either: (i) the month during which Gillings’ employment was terminated for reasons that did not render him eligible for Severance Benefits under Section 5(b) of this Amended Employment Agreement, or (ii) the month during which the Company provided the last payment due Gillings under Section 5(b) of this Amended Employment Agreement, or would have provided such payment except for any failure of Gillings to execute the release required as a condition of such benefits under Section 5(b).”

4. COUNSEL FEES. Section 9 is amended by adding the following language at the end:

“Provided that all such reimbursements shall be provided not later than the end of the calendar year following the calendar year in which the expenses or costs were incurred.”

5. ADDITIONAL AMOUNT. Section 10 of the Amended Employment Agreement shall be amended by the addition of the following at the end of Section 10(c):

“In no event shall the payment of any reimbursement required by this Section 10 be made later than the last day of the calendar year next following the calendar year in which the tax expense was remitted by Gillings to the Internal Revenue Service or any other applicable taxing authority.”

6. MISCELLANEOUS. Section 13 of the Amended Employment Agreement shall be amended by the addition of a new Section 13(h) as follows:

“(h) The Company may withhold from any amounts payable under this Amended Employment Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.”

7. SECTION 409A OF THE INTERNAL REVENUE CODE. The following provisions shall be added to the end of the Amended Employment Agreement as Section 14:

“14 SECTION 409A OF THE INTERNAL REVENUE CODE

(a) Parties’ Intent. The parties intend that the provisions of this Agreement comply with the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Gillings to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of Gillings, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Gillings and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which Gillings participates to bring it in compliance with Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

(b) Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

(c) Separate Payments. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.”

8. COUNTERPARTS. This Third Amendment may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were upon the same instrument.

9. DEFINITIONS. All terms used in this Third Amendment shall have the same definitions as used in the Amended Employment Agreement, unless otherwise provided herein. All references to “Amended Employment Agreement” shall include all modifications made by this Third Amendment, unless provided otherwise.

10. EFFECT OF AMENDMENT. Except as amended hereby, the Amended Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed by the Company and Gillings in all respects.

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IN WITNESS WHEREOF, this Third Amendment has been duly executed as of the day and year set forth above.

QUINTILES TRANSNATIONAL CORP.

By:	/s/ Michael Mortimer
	Name:	Michael Mortimer
	Title:	Executive Vice President, Global Human Resources

EXECUTIVE:

/s/ Dennis B. Gillings
Dennis B. Gillings, Ph.D.

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